Exhibit 99.1

NEWS RELEASE

For immediate release

Christy McElroy

904 598 7616

ChristyMcElroy@regencycenters.com

Regency Centers Provides an Update on Recent Transaction Activity

JACKSONVILLE, FL (January 12, 2022) – Regency Centers Corporation (“Regency” or the “Company”) (Nasdaq:REG) today announced recently completed transaction activity during the fourth quarter of 2021 and year-to-date in 2022.

Acquisitions

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During the fourth quarter of 2021, the Company completed acquisitions for a combined total of $311 million. These transactions were completed on a wholly-owned basis.
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On November 18, 2021, Regency completed the previously-announced acquisition of Blakeney Shopping Center, a 383,000 square foot grocery-anchored community center located in South Charlotte, North Carolina, for $181 million. The open-air center is anchored by Harris Teeter, Marshalls, HomeGoods, Best Buy and PetSmart, and shadow-anchored by Target.
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On December 30, 2021, Regency acquired a portfolio of four grocery-anchored neighborhood centers for $130 million, each located on Long Island in New York. This 387,000 square foot portfolio includes three centers anchored by King Kullen and one anchored by Stew Leonard’s.
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Including these transactions, during the full year 2021 the Company completed acquisitions for a combined total of $489 million, at Regency’s share, at a 5.1% blended cap rate.

Dispositions

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During the fourth quarter of 2021, the Company completed the disposition of two properties for a combined total of $87 million, at Regency’s share.
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On November 16, 2021, the Company closed on the sale of its Marina Shores property located in Long Beach, California, for $14 million, at Regency’s share. The property was 20% owned by Regency in a co-investment partnership, and sold to a private buyer for a proposed multifamily development.
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On December 15, 2021, the Company closed on the sale of its wholly-owned Sequoia Station center located in Redwood City (Bay Area), California for $73 million. The property was sold to a private buyer for a proposed mixed-use densification project.

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Including these transactions, during the full year 2021 the Company completed dispositions for a combined total of $279 million, at Regency’s share. The blended cap rate was 5.2% excluding non-income producing properties, and 4.3% including non-income producing properties.
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Subsequent to year-end, on January 11, 2022, the Company closed on the sale of its wholly-owned Costa Verde Center in San Diego, California for $125 million. The cap rate on in-place NOI was approximately 1.5%. The property was sold to another public REIT for the proposed development of office/laboratory space.

“Following the acquisition of Blakeney, we are excited to have also added four outstanding neighborhood centers on Long Island to our portfolio during the fourth quarter. Investing in high-quality, well-located grocery-anchored retail, as we did successfully in 2021, is at the core of Regency’s capital allocation strategy,” said Lisa Palmer, President and Chief Executive Officer. “Importantly, our recent acquisitions were largely self-funded on an earnings accretive basis by monetizing the value we’ve created through the sale of properties where the highest and best use evolved into predominantly non-retail.”

About Regency Centers Corporation (Nasdaq:REG)

Regency Centers is the preeminent national owner, operator, and developer of shopping centers located in suburban trade areas with compelling demographics. Our portfolio includes thriving properties merchandised with highly productive grocers, restaurants, service providers, and best-in-class retailers that connect to their neighborhoods, communities, and customers. Operating as a fully integrated real estate company, Regency Centers is a qualified real estate investment trust (REIT) that is self-administered, self-managed, and an S&P 500 Index member. For more information, please visit RegencyCenters.com.